Exhibit 5.1

1221 PEACHTREE STREET, N.E. • SUITE 400 • ATLANTA, GEORGIA 30361 TELEPHONE: +1.404.521.3939 • JONESDAY.COM

April 15, 2025
Innventure, Inc.
6900 Tavistock Lakes Blvd.
Suite 400
Orlando, Florida 32827
Re:    Registration on Form S-1 of up to 34,352,677 Shares of Common Stock of Innventure, Inc.
Ladies and Gentlemen:
We have acted as counsel for Innventure, Inc., a Delaware corporation (the “Company”), in connection with (A) the registration for resale from time to time by certain of the Company’s security holders of up to 15,965,989 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), which consists of (i) up to 8,480,518 shares of Common Stock that may be issued upon conversion of the Company’s Series C Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock” and such shares of Common Stock, the “Series C Shares”), issued pursuant to those certain preferred stock purchase agreements, dated March 24, 2025, by and among the Company and the several purchasers party thereto; (ii) up to 4,100,000 shares of Common Stock that the Company may issue and sell to YA II PN, Ltd., a Cayman Islands exempted company (“Yorkville”), from time to time pursuant to the Standby Equity Purchase Agreement (the “SEPA”), dated October 24, 2023, between the Company and Yorkville (the “SEPA Shares”); (iii) 85,471 shares of Common Stock issued to Ducera Partners LLC and its affiliates (“Ducera”) pursuant to the terms of an engagement letter (the “Ducera Shares”); (iv) up to 3,000,000 shares of Common Stock that may be issued upon conversion of convertible debentures (the “Convertible Debentures” and such shares of Common Stock, the “Conversion Shares”) issued and issuable to Yorkville pursuant to the securities purchase agreement, dated March 25, 2025, between the Company and Yorkville (the “Yorkville Purchase Agreement”); and (v) 300,000 shares of Common Stock that may be issued upon exercise of warrants (the “2025 WTI Warrants” and such shares of Common Stock, the “2025 WTI Warrant Shares”) to purchase Common Stock held by WTI Fund X, LLC and WTI Fund XI, LLC; and (B) the authorization and issuance and sale from time to time of up to an aggregate of 18,386,688 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock, each exercisable for one share of Common Stock at an exercise price of $11.50 per share (the “Innventure Warrants” and such shares of Common Stock, the “Innventure Warrant Shares” and, together with the Series C Shares, the SEPA Shares, the Ducera Shares, the Conversion Shares, and 2025 WTI Warrant Shares, the “Shares”), in each case as contemplated by the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Securities Act”) and to which this opinion has been filed as an exhibit. The Shares may be offered and sold from time to time pursuant to Rule 415 under the Securities Act.
AMSTERDAM • ATLANTA • BEIJING • BOSTON • BRISBANE • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS DETROIT • DUBAI • DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE • LONDON • LOS ANGELES • MADRID MELBOURNE • MEXICO CITY • MIAMI • MILAN • MINNEAPOLIS • MUNICH • NEW YORK • PARIS • PERTH • PITTSBURGH SAN DIEGO • SAN FRANCISCO • SÃO PAULO • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

Innventure, Inc.
April 15, 2025

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that:
1.    The Series C Shares, when issued upon the conversion of the Series C Preferred Stock pursuant to the terms and conditions of the Company’s Certificate of Designation of Series C Preferred Stock and Amended and Restated Certificate of Incorporation, will be validly issued, fully paid and nonassessable.
2.    The SEPA Shares, when issued or sold pursuant to the terms and conditions of the SEPA, will be validly issued, fully paid and nonassessable.
3.    The Ducera Shares are validly issued, fully paid and nonassessable.
4.    The Conversion Shares, when issued upon the conversion of the Convertible Debentures pursuant to the terms and conditions of the Convertible Debentures and the Yorkville Purchase Agreement, will be validly issued, fully paid and nonassessable.
5.    The 2025 WTI Warrant Shares, when issued upon the exercise of the 2025 WTI Warrants pursuant to the terms and conditions of the 2025 WTI Warrants, will be validly issued, fully paid and nonassessable.
6.    The Innventure Warrant Shares, when issued upon the exercise of the Innventure Warrants pursuant to the terms and conditions of the Innventure Warrants, will be validly issued, fully paid and nonassessable.
With regard to our opinions above, we have assumed that the resolutions authorizing the Company to issue and deliver the Series C Shares, SEPA Shares, Ducera Shares, Conversion Shares, 2025 WTI Warrant Shares, and Innventure Warrant Shares, as the case may be, will remain in full force and effect at all times at which such Shares are issued and delivered by the Company, and the Company will take no action inconsistent with such resolutions.
As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinions expressed herein.

Innventure, Inc.
April 15, 2025

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day